As filed with the Securities and Exchange Commission on September 4, 2002

Registration No. 33-22970

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

POST-EFFECTIVE AMENDMENT NO. 6
TO
FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933
__________

PepsiCo, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	13-1584302
(State of Incorporation)	(I.R.S. No.)

Purchase, New York 10577
(Address of principal executive offices, including zip code)

__________

Director Stock Plan
(Full title of the Plan)

__________

Thomas H. Tamoney, Esq.
Vice President, Associate General Counsel
PepsiCo, Inc.
Purchase, New York 10577
(Name and address of agent for service)

(914) 253-3281
(Telephone number, including area code, of agent for service)

EXPLANATION STATEMENT

        This Post-Effective Amendment No. 6 to Registration Statement No. 33-22970 contains the form of re-offer prospectus to be used by certain non-employee directors of PepsiCo, Inc. in order to permit such persons to sell or otherwise dispose of securities received as grants under, or upon the exercise of stock options granted under, the Director Stock Plan (the "Plan").

PROSPECTUS

600,000 Shares

__________

PepsiCo, Inc.

COMMON STOCK
(Par Value 1-2/3 Cents Per Share)

__________

        This Prospectus relates to an aggregate of 600,000 shares of Common Stock, par value 1-2/3 cents per share ("Common Stock"), of PepsiCo, Inc. ("PepsiCo" or the "Corporation"), offered by or for the account of certain non-employee directors of PepsiCo (the "Selling Stockholders") in order to permit such persons to sell or otherwise dispose of such securities from time to time. Certain information concerning the Selling Stockholders and their ownership of PepsiCo Common Stock is set forth below under the caption "SELLING STOCKHOLDERS".

        PepsiCo will not receive any of the proceeds from the sales of shares offered hereby.

        PepsiCo is incorporated under the laws of the State of North Carolina. The principal executive offices of PepsiCo are located at Purchase, New York 10577 (Telephone No. (914) 253-2000).

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________

        No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by PepsiCo. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

__________

The date of this Prospectus is October 1, 2001

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan of Information.*
Item 2.	Registrant Information and Employee Plan's Annual Information*

*Certain information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

SELLING STOCKHOLDERS

        Each of the Selling Stockholders has been a director of PepsiCo since August 1999, except for Mr. Vasella, who was elected to PepsiCo's Board in February 2002, and Mr. Trujillo and Ms. Trudell, who were elected to PepsiCo's Board in January 2000. In addition to his position as a director of PepsiCo since 1987, Mr. Enrico served as PepsiCo's Chairman and CEO from 1996 to 2001 and Vice Chairman from 2001-2002.

Shares of Common Stock Beneficially Owned*	Shares/ Options Previously Received Pursuant to the Plan	Shares/ Options Received Pursuant to the Plan in 2001**	Total Shares of Common Stock Offered

John F. Akers	76,170	47,888	11,224	59,112
Rober E. Allen	38,666	25,642	11,224	36,866
Roger A. Enrico	3,072,358	0	2,427	2,427
Peter Foy	41,388	27,464	11,224	38,688
Ray L. Hunt	75,744	40,020	11,224	51,244
Arthur C. Martinez	18,978	11,876	5,102	16,978
Franklin D. Raines	23,837	17,735	5,102	22,837
Sharon Percy Rockefeller	76,741	45,011	5,102	50,113
Franklin A. Thomas	37,216	31,114	5,102	36,216
Cynthia M. Trudell	20,199	15,097	5,102	20,199
Solomon D. Trujillo	27,095	11,871	11,224	23,095
Daniel Vasella	6,250	0	6,250	6,250

*        These figures represent the number of shares of PepsiCo Common Stock beneficially owned by each non-employee director as of July 26, 2002, including the total number of shares, or currently exercisable options to purchase shares, of PepsiCo Common Stock received under the Plan. In the case of Mr. Enrico, this figure includes options granted pursuant to the Plan as well as certain PepsiCo employee stock option plans.

**         These amounts reflect currently exercisable options and shares of stock which were granted in 2001, except in the case of Mr. Enrico, whose options were granted on April 1, 2002.

SUPPLEMENTAL INFORMATION THROUGH USE OF AN APPENDIX

        The information contained in this Prospectus, including, without limitation, information relating to the Selling Stockholders, may be updated from time to time by means of an Appendix containing updating information.

DIRECTOR STOCK PLAN

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

        The information listed below, which has been filed by PepsiCo, Inc. ("PepsiCo") with the Securities and Exchange Commission (the "SEC"), is specifically incorporated herein by reference:

(a)	PepsiCo's Annual Report on Form 10-K for its fiscal year ended December 29, 2001;
(b)	PepsiCo's Quarterly Reports on Form 10-Q for the quarters ended March 23, 2002 and June 15, 2002;
(c)	PepsiCo's Current Report on Form 8-K filed on February 6, 2002
(d)	PepsiCo's Current Report on Form 8-K filed on February 11, 2002
(e)	PepsiCo's Current Report on Form 8-K filed on February 12, 2002
(f)	PepsiCo's Current Report on Form 8-K filed on April 23, 2002
(g)	PepsiCo's two Current Reports on Form 8-K filed on July 19, 2002;
(h)	PepsiCo's Current Report on Form 8-K filed on July 31, 2002; and
(i)	The description of PepsiCo’s Common Stock, par value 1-2/3 cents per share, contained in the Registrant’s Registration Statement on Form 8-A, pursuant to Section 12(b) of the Exchange Act, and all amendments and reports filed for the purpose of updating such descriptions.

        All documents filed by PepsiCo under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

        Not applicable.

Item 5.	Interests of Names Experts and Counsel.

        Thomas H. Tamoney, Jr., Esq., Vice President, Associate General Counsel and Assistant Secretary of PepsiCo, has rendered an opinion stating that the shares of PepsiCo Common Stock issuable under the Plan will, when issued pursuant to the Plan, be duly and validly issued fully paid and nonassessable. Mr. Tamoney is a full-time employee of PepsiCo and beneficially owns certain PepsiCo securities, including PepsiCo Common Stock and options to purchase PepsiCo Common Stock.

Item 6.	Indemnification of Directors and Officers

        (i)     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act provide as follows:

        Section 55-8-50.  Policy statement and definitions.

                (a) It is the public policy of this State to enable corporations organized under this Chapter to attract and maintain responsible, qualified directors, officers, employees and agents, and, to that end, to permit corporations organized under this Chapter to allocate the risk of personal liability of directors, officers, employees and agents through indemnification and insurance as authorized in this Part.

                (b) Definitions in this Part:

                        (1) 'Corporation' includes any domestic or foreign corporation absorbed in a merger which, if its separate existence had continued, would have had the obligation or power to indemnify its directors, officers, employees, or agents, so that a person who would have been entitled to receive or request indemnification from such corporation if its separate existence had continued shall stand in the same position under this Part with respect to the surviving corporation.

                        (2) 'Director' means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation’s request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. ‘Director’ includes, unless the context requires otherwise, the estate or personal representative of a director.

                        (3) 'Expenses' means expenses of every kind incurred in defending a proceeding, including counsel fees.

                        (4) 'Liability' means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

                        (4a) 'Officer', 'employee' or 'agent' includes, unless the context requires otherwise, the estate or personal representative of a person who acted in that capacity.

                        (5) 'Official capacity' means: (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director, as contemplated in G.S. 55-8-56, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. ‘Official capacity’ does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

                        (6) 'Party' includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

                        (7) 'Proceeding' means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

        Section 55-8-51. Authority to indemnify.

                (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

                        (1) He conducted himself in good faith; and

                        (2) He reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and

                        (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

                (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

                (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

                (d) A corporation may not indemnify a director under this section:

                        (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                        (2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

                (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

                (f) The authorization, approval or favorable recommendation by the board of directors of a corporation of indemnification, as permitted by this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such indemnification shall be void or voidable on such ground.

        Section 55-8-52. Mandatory indemnification.

                Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

        Section 55-8-53. Advance for expenses.

                Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.

        Section 55-8-54. Court-ordered indemnification.

                Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

                        (1) The director is entitled to mandatory indemnification under G.S. 55-8-52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

                        (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in G.S. 55-8-51 or was adjudged liable as described in G.S. 55-8-51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

        Section 55-8-55. Determination and authorization of indemnification.

                (a) A corporation may not indemnify a director under G.S. 55-8-51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in G.S. 55-8-51.

                (b) The determination shall be made:

                        (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                        (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

                        (3) By special legal counsel (i) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

                        (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

                (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) to select counsel.

        Section 55-8-56. Indemnification of officers, employees, and agents.

                Unless a corporation's articles of incorporation provide otherwise:

                        (1) An officer of the corporation is entitled to mandatory indemnification under G.S. 55-8-52, and is entitled to apply for court-ordered indemnification under G.S. 55-8-54, in each case to the same extent as a director;

                        (2) The corporation may indemnify and advance expenses under this Part to an officer, employee, or agent of the corporation to the same extent as to a director; and

                        (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

        Section 55-8-57. Additional indemnification and insurance.

                (a) In addition to and separate and apart from the indemnification provided for in G.S. 55-8-51, 55-8-52, 55-8-54, 55-8-55 and 55-8-56, a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any provision in any articles of incorporation, bylaw, contract, or resolution permitted under this section may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

                (b) The authorization, adoption, approval, or favorable recommendation by the board of directors of a public corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation or bylaw provision or contract or resolution shall be void or voidable on such grounds. The authorization, adoption, approval, or favorable recommendation by the board of directors of a nonpublic corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, which occurred prior to July 1, 1990, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation, bylaw provision, contract or resolution shall be void or voidable on such grounds. Except as permitted in G.S. 55-8-31, no such bylaw, contract, or resolution not adopted, authorized, approved or ratified by shareholders shall be effective as to claims made or liabilities asserted against any director prior to its adoption, authorization, or approval by the board of directors.

                (c) A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under any provision of this Chapter.

        Section 55-8-58. Application of Part.

                (a) If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

                (b) This Part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

                (c) This Part shall not affect rights or liabilities arising out of acts or omissions occurring before July 1, 1990."

        (ii) Section 3.7 of Article III of the By-Laws of PepsiCo, Inc. provides as follows: Unless the Board of Directors shall determine otherwise, the Corporation shall indemnify, to the full extent permitted by law, any person who was or is, or who is threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Such indemnification may, in the discretion of the Board, include advances of a director's, officer's or employee's expenses prior to final disposition of such action, suit or proceeding. The right of indemnification provided for in this Section 3.7 shall not exclude any rights to which such persons may otherwise be entitled by contract or as a matter of law.

        (iii) Officers and directors of PepsiCo, Inc. are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses arising from any alleged wrongful act including any alleged error or misstatement or misleading statement or wrongful act or omission or neglect of duty.

        (iv) PepsiCo, Inc. has entered into indemnification agreements with its directors whereby (with certain exceptions) PepsiCo, Inc. will, in general, indemnify directors, to the extent permitted by law, against liabilities, costs or expenses arising out of his or her status as a director by reason of anything done or not done as a director.

Item 7.	Exemption From Registration

        Not applicable.

Item 8.	Exhibits

        The Index to Exhibits is incorporated herein by reference.

Item 9.	Undertakings

        (a) The undersigned registrant hereby undertakes:

        (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 6 to Registration Statement No. 33-22970 to be signed on its behalf by the undersigned, thereunto duly authorized, in Purchase, New York, on the 4th day of September 2002.

PepsiCo, Inc.
By: /s/ Thomas H. Tamoney, Jr. Thomas H. Tamoney, Jr.
Vice President, Associate General Counsel and Assistant Secretary
Signature	Title	Date
Steven S Reinemund * (Steven S Reinemund)	Chairman of the Board and Chief Executive Officer and Director	September 4, 2002
Robert S. Morrison * (Robert S. Morrison)	Vice Chairman and Director	September 4, 2002
Indra K. Nooyi * (Indra K. Nooyi)	President, Chief Financial Officer and Director	September 4, 2002
Peter A. Bridgman * (Peter A. Bridgman)	Senior Vice President and Controller (Chief Accounting Officer)	September 4, 2002
John F. Akers * (John F. Akers)	Director	September 4, 2002
Robert E. Allen * (Robert E. Allen)	Director	September 4, 2002
Roger A. Enrico * (Roger A. Enrico)	Director	September 4, 2002
Peter Foy * (Peter Foy)	Director	September 4, 2002
Ray L. Hunt * (Ray L. Hunt)	Director	September 4, 2002
Arthur C. Martinez * (Arthur C. Martinez)	Director	September 4, 2002
Franklin D. Raines * (Franklin D. Raines)	Director	September 4, 2002
Sharon Percy Rockefeller * (Sharon Percy Rockefeller)	Director	September 4, 2002
Franklin A. Thomas * (Franklin A. Thomas)	Director	September 4, 2002
Cynthia M. Trudell * (Cynthia M. Trudell)	Director	September 4, 2002
Solomon D. Trujillo * (Solomon D. Trujillo)	Director	September 4, 2002
Daniel Vasella * (Daniel Vasella)	Director	September 4, 2002
*By /s/ Thomas H. Tamoney, Jr. (Thomas H. Tamoney, Jr.) Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of PepsiCo, Inc., filed as Exhibit 4.1 to PepsiCo's Registration Statement on Form S-8 (Registration Statement No. 333-66632), is incorporated herein by reference.

4.2	By-Laws of PepsiCo, Inc., as amended to August 2, 2001, filed as Exhibit 4.2 to PepsiCo's Registration Statement on Form S-8 (Registration No. 333-66632) are incorporated herein by reference.
4.3	Director Stock Plan.
5	Opinion and consent of Thomas H. Tamoney, Jr., Esq., Vice President and Associate General Counsel of PepsiCo.
15	Letter re: Unaudited Interim Financial Information.
23.1	Consent of KPMG LLP.
23.2	The consent of Thomas H. Tamoney, Jr., Esq. is contained in his opinion filed as Exhibit 5 to this Post-Effective Amendment No. 6 to Registration Statement No. 33-22970.
24	Power of Attorney of PepsiCo, Inc. and certain of its officers and directors, filed as Exhibit 24 to PepsiCo, Inc.‘s Annual Report on Form 10-K for the fiscal year ended December 29, 2001, is incorporated herein by reference.